Exhibit 99.1

22nd Century Announces New Cannabis Research Collaboration with Anandia Laboratories

Initial focus will include cannabinoid-free cannabis for commercial hemp industry and

High levels of non-THC cannabinoids, such as CBD, for legal medical marijuana markets.

October 15, 2015

Clarence, NY – 22nd Century Group, Inc. (NYSE MKT: XXII), a leader in tobacco harm reduction, announced today an important new initiative in plant biotechnology: 22nd Century has entered into a new cannabis research collaboration with strategic partner Anandia Laboratories, Inc. (Anandia), based in Vancouver, Canada. As a part of this research collaboration, Anandia will develop and grow cannabis strains that express highly desirable characteristics and will lead to exciting commercialization opportunities. Dr. Paul Rushton, 22nd Century’s new Vice President of Plant Biotechnology, will have responsibility for this partnership with Anandia.

The Company last year announced that Botanical Genetics, LLC (a wholly owned subsidiary of 22nd Century Group) entered into a worldwide license agreement with Anandia that granted exclusive rights to 22nd Century in the United States to four genes required for cannabinoid production in the cannabis plant. The license also granted 22nd Century co-exclusive rights with Anandia to this proprietary technology in all countries outside of the U.S. and Canada. Anandia retained exclusive rights in Canada.

The proprietary technology licensed from Anandia allows for the development of cannabis strains that demonstrate either an increase or decrease in the production and content of all, or certain subsets of, cannabinoids. The long-term goals of the Company’s research activities relating to cannabis are to develop, protect and commercially produce unique cannabis plant varieties that include high levels of non-THC cannabinoids, such as CBD, for the legal medical marijuana markets, as well as virtually cannabinoid-free cannabis for the commercial hemp industry.

Jonathan Page, Ph.D., Co-Founder, CEO and Chief Scientific Officer of Anandia – and the inventor of some of 22nd Century’s powerful transcription factor technology in the tobacco plant – is an internationally-recognized pioneer and leader in cannabis science who co-led the team that first sequenced the cannabis genome and has made fundamental discoveries about cannabinoid biosynthesis. Applying Dr. Page’s expertise and Anandia’s patented technology, the Anandia team will use modern plant breeding approaches and genomics to create next-generation cannabis strains.

Dr. Page stated, “Anandia benefits from an excellent relationship with 22nd Century and we are excited to be expanding our relationship through this research collaboration aimed at creating unique cannabis strains with highly desirable traits that can be commercialized quickly.”

Henry Sicignano, III, President and CEO of 22nd Century explained, “In much the same way that we enjoy a monopoly on the nicotinic biosynthetic pathway of tobacco, our license agreement and research activities with Anandia will facilitate 22nd Century’s control of the cannabinoid biosynthetic pathway in cannabis throughout the U.S. market.” Mr. Sicignano continued, “Though not directly related to our main tobacco businesses, the exclusivity in, and control of, ‘next generation cannabis strains’ could ultimately be worth billions of dollars to 22nd Century.”

About 22nd Century Group, Inc.

22nd Century Group is a plant biotechnology company focused on technology that allows it to increase or decrease the level of nicotine in tobacco plants and the level of cannabinoids in cannabis plants through genetic engineering and plant breeding. The Company’s primary mission is to reduce the harm caused by smoking. 22nd Century currently owns or exclusively controls more than 185 issued patents and more than 50 pending patent applications around the world. The Company’s strong IP position led to a licensing agreement with British American Tobacco (“BAT”), the world’s second largest tobacco company. Visit www.xxiicentury.com for more information.

About Anandia Laboratories Inc.

Anandia Laboratories, Inc. is the emerging leader in cannabis genetics and variety improvement. Building on the pioneering research of Co-Founder Dr. Jonathan Page and utilizing its world-leading intellectual property position, Anandia is applying modern plant breeding approaches and genomics to create next-generation cannabis strains optimized to address grower and consumer challenges. Anandia also continues to contribute to the evolution of the cannabis industry by helping partners through shared knowledge, analytical testing, and genomic analysis services. Visit www.anandialabs.com for more information.

Cautionary Note Regarding Forward-Looking Statements: This press release contains forward-looking information, including all statements that are not statements of historical fact regarding the intent, belief or current expectations of 22nd Century Group, Inc., its directors or its officers with respect to the contents of this press release. The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. We cannot guarantee future results, levels of activity or performance. You should not place undue reliance on these forward-looking statements, which speak only as of the date that they were made. These cautionary statements should be considered with any written or oral forward-looking statements that we may issue in the future. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to reflect actual results, later events or circumstances, or to reflect the occurrence of unanticipated events. You should carefully review and consider the various disclosures made by us in our annual report on Form 10-K for the year ended December 31, 2014, filed on February 6, 2015, including the section entitled “Risk Factors,” and our other reports filed with the U.S. Securities and Exchange Commission which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected.

Investor Relations for 22nd Century Group, Inc.:

Andrew Haag, 866-976-4784

xxii@irthcommunications.com

or

Redington, Inc.

Tom Redington, 203-222-7399

Investor Relations for Anandia Laboratories, Inc.:

John Coleman, 604-822-0253

jcoleman@anandialabs.com